Exhibit 10.6

AMENDMENT

TO THE

SLM CORPORATION DEFERRED COMPENSATION PLAN

FOR KEY EMPLOYEES

This Amendment to the SLM Corporation Deferred Compensation Plan for Key Employees as most recently restated effective as of May 1, 2014 is effective as of the dates set forth below by SLM Corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company maintains the SLM Corporation Deferred Compensation Plan for Key Employees (the “Plan”);

WHEREAS, the Company reserves the right to amend the Plan, by action of its Board of Directors (the “Board”) or its designee, pursuant to Section 13.1 of the Plan;

WHEREAS, the Board has delegated certain powers and authority related to the Plan, including amendment authority for the Plan, to the SLM Retirement Committee (the “Committee”); and

WHEREAS, the Company has determined that the Plan shall be amended in the following particular, effective as of the date indicated below:

NOW, THEREFORE BE IT RESOLVED, that the Plan is amended in the following particular, effective as of the date provided below:

1.	Effective as of March 5, 2019, Section 12.3 of the Plan shall be amended to read as follows:

“Section 12.3.    Effective as of the Distribution, as defined in the Separation Agreement, each Account with amounts deemed invested in SLM Corporation common stock pursuant to the Predecessor Plan will be credited with a number of shares of SLM BankCo common stock equal to a fraction, the numerator of which is the product of the Pre-Distribution SLM BankCo Share Price and the number of shares of SLM Corporation common stock credited to such account and the denominator of which is the Post-Distribution SLM BankCo Share Price, rounded up to the nearest whole share in replacement of shares of SLM Corporation common stock credited to such account. Such amounts will be distributed, at the time otherwise specified in the Plan, in the form Sallie Mae common stock. Following the Distribution, any additional deferrals deemed to be invested in company stock will be deemed to be invested in Sallie Mae common stock. Notwithstanding the foregoing, dividends declared on deferred Sallie Mae common stock pursuant to the Plan shall be deemed to be reinvested in deferred Sallie Mae common stock on behalf of each Participant’s Distribution Option Account in accordance with the Plan’s recordkeeping procedures.”

FURTHER RESOLVED, that the members of the Committee (and any employee of SLM Corporation authorized by the Committee) are hereby authorized and directed to take all such actions, execute all such documents, and undertake any other actions that are necessary or desirable, in their discretion, to effectuate the foregoing in connection with the implementation of the above described actions.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on March 1, 2019.

SLM CORPORATION

By:    ____/s/ Bonnie Rumbold____________
Bonnie Rumbold
Senior Vice President, Human Resources